Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2006 (this “Merger Agreement”), by and among XO Communications, Inc., a Delaware corporation (the “Company”), XO Holdings, Inc., a Delaware corporation (“Holdings”) and wholly-owned subsidiary of the Company, and XO Communications, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“XO LLC”). The Company and XO LLC are collectively referred to herein from time to time as the “Constituent Entities.”
R E C I T A L S:
     WHEREAS, Holdings, the Company and Elk Associates, LLC, a Delaware limited liability company (“Buyer”), are parties to that certain Equity Purchase Agreement, dated as of November 4, 2005 (as amended from time to time, the “Purchase Agreement”), providing for the sale by Holdings to Buyer, and the purchase by Buyer from Holdings, of all of the issued and outstanding membership interests of XO LLC (the “Equity Interests”);
     WHEREAS, pursuant to the Purchase Agreement, to facilitate the purchase and sale of the Equity Interests as contemplated thereby, Holdings, the Company and XO LLC agreed to cause the Company to merge (the “Merger”) with and into XO LLC, with XO LLC as the entity surviving such Merger, upon the terms and subject to the conditions set forth in this Merger Agreement;
     WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of (i) 1,000,000,000 shares (the “Company Common Shares”) of common stock, par value $0.01 per share, of which 181,933,035 Company Common Shares are issued and outstanding, 47,064,418 Company Common Shares are issuable upon conversion of the Company Preferred Shares (as defined below), up to 17,600,000 Company Common Shares may be issued from time to time under the Plan (as defined below), 9,188,276 Company Common Shares are issuable pursuant to and upon exercise of outstanding Options (as defined below), 23,750,000 Company Common Shares are issuable pursuant to and upon exercise of the outstanding Warrants (as defined below) and none were held in treasury, and (ii) 200,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,000,000 shares are designated as “6% Class A Convertible Preferred Stock” (the “Company Preferred Shares”), of which 4,000,000 Company Preferred Shares are issued and outstanding and no shares of any other class or series of such preferred stock were issued and outstanding;
     WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of (i) 1,000,000,000 shares (the “Holdings Common Shares”) of common stock, par value $0.01 per share, of which 100 Holdings Common Shares are issued and outstanding and owned by the Company, no shares are held in treasury and no options, warrants or other rights to acquire Holdings Common Shares are outstanding, and (ii) 200,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,000,000 shares are designated as “6% Class A Convertible Preferred Stock” (the “Holdings Preferred Shares”), none of which Holdings Preferred Shares or shares of any other class or series of such preferred stock are issued and outstanding;

     WHEREAS, the designations, rights, powers and preferences and the qualifications, limitations and restrictions of the Holdings Common Shares and the Holdings Preferred Shares are the same as those of the Company Common Shares and the Company Preferred Shares, respectively;
     WHEREAS, upon the execution and delivery of the LLC Agreement (as defined below) as provided herein, the authorized units of Equity Interests of XO LLC will consist of (i) 1,000,000,000 units of common limited liability company interests, having a capital amount of $0.01 per unit (the “Common Membership Units”), of which 100 Common Membership Units will be issued and outstanding and owned by Holdings pursuant to Section 2.1(d), and none of which will be reserved for issuance upon conversion of the Preferred Membership Interests (as defined below) or held in treasury, and (ii) 200,000,000 units of preferred limited liability company interests, having a capital amount of $0.01 per unit, none of which will be issued and outstanding;
     WHEREAS, the boards of directors of each of the Company and Holdings and the managing board of XO LLC have approved and adopted the Merger and deemed the Merger to be advisable and in the best interests of their respective stockholders or members, as applicable, upon the terms and subject to the conditions set forth in this Merger Agreement;
     WHEREAS, the Merger is intended to be consummated in accordance with Sections 251(g) and 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”);
     WHEREAS, upon the terms and subject to the conditions contained herein, in the Merger, each holder of Company Common Shares and Company Preferred Shares immediately prior to the Effective Time (as defined below) will receive for each such Company Common Share and Company Preferred Share one share of Holdings Common Shares and Holdings Preferred Shares, respectively, having the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as such Company Common Share and Company Preferred Share, respectively, and as a result of the Merger, XO LLC will remain a direct wholly-owned subsidiary of Holdings;
     WHEREAS, the parties intend, by executing this Merger Agreement and an Assignment and Assumption Agreement substantially in the form attached as Exhibit B hereto (the “Assignment and Assumption Agreement”), that the Merger (together with the assignments and assumptions occurring pursuant to the Assignment and Assumption Agreement) will either be treated as a transaction that is not a sale or other disposition within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”) or will qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code; and
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements set forth in this Merger Agreement, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

ARTICLE I.
THE MERGER
     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA, at the Effective Time, the Company shall be merged with and into XO LLC and the separate existence of the Company shall thereupon cease and XO LLC shall be the entity surviving the Merger (the “Surviving Entity”).
     SECTION 1.2. Closing. The closing of the Merger shall take place (i) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 A.M. on the same business day on which the conditions to the Merger set forth in Section 3 (other than in each case those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Merger Agreement or (ii) at such other place and time and/or on such other date as the Company, Holdings and XO LLC may agree in writing (the “Closing Date”).
     SECTION 1.3. Effective Time of the Merger. As of or as soon as practicable following the Closing, the Surviving Entity shall file a Certificate of Merger with the Secretary of State of the State of Delaware (the “Secretary of State”), as provided in the DCGL and DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State, or at such later date as is set forth therein (the time at which the Merger becomes effective, the “Effective Time”).
     SECTION 1.4. Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and XO LLC shall vest in the Surviving Entity and all debts, liabilities and duties of the Company and XO LLC shall become the debts, liabilities and duties of the Surviving Entity.
     SECTION 1.5. Certificate of Formation and Limited Liability Company Agreement.
     (a) Certificate of Formation. At the Effective Time, the Certificate of Formation of XO LLC, as in effect immediately before the Effective Time, shall continue in full force and effect as the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with the DLLCA.
     (b) Limited Liability Company Agreement. At the Effective Time, the Limited Liability Company Agreement of XO LLC shall be in the form attached as Exhibit A hereto (the “LLC Agreement”) and, as so effectuated, shall continue in full force and effect as the Limited Liability Company Agreement of the Surviving Entity until thereafter amended as contemplated by the Purchase Agreement and in accordance with the DLLCA.

     SECTION 1.6. Managing Board and Officers of the Surviving Entity.
     (a) Managing Board. At the Effective Time, the members of the managing board of XO LLC designated as such in the LLC Agreement shall be the members of the managing board of the Surviving Entity until their successors are duly elected and qualified.
     (b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of Holdings to serve at the pleasure of the board of directors of Holdings.
ARTICLE II.
CONVERSION OF SECURITIES AND
ASSUMPTION OF CERTAIN RIGHTS AND OBLIGATIONS
     SECTION 2.1. Conversion of Securities. At the Effective Time, as a result of the Merger and (except as provided in Section 2.1(c)) without any action on the part of the Company, Holdings or XO LLC or the holders of any securities of any of the foregoing entities:
     (a) Company Common Shares. Each Company Common Share issued and outstanding or held in treasury immediately prior to the Effective Time shall be converted into one Holdings Common Share, and all Company Common Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Company Common Certificate”) formerly representing any of such Company Common Shares shall thereafter be deemed for all purposes to represent the number of Holdings Common Shares into which such Company Common Shares were converted pursuant to this Section 2.1(a) until such time as the holder thereof shall, pursuant to Section 2.3, have exchanged such Company Common Certificate for a certificate representing the Holdings Common Shares into which the Company Common Shares formerly represented by such Company Common Certificate were so converted.
     (b) Company Preferred Shares. Each Company Preferred Share issued and outstanding or held in treasury immediately prior to the Effective Time shall be converted into one Holdings Preferred Share, and all Company Preferred Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Company Preferred Certificate” and, together with the Common Certificates, the “Certificates”) formerly representing any of such Company Preferred Shares shall thereafter be deemed for all purposes to represent the number of Holdings Preferred Shares into which such Company Preferred Shares were converted pursuant to this Section 2.1(b) until such time as the holder thereof shall, pursuant to Section 2.3, have exchanged such Company Preferred Certificate for a certificate representing the Holdings Preferred Shares into which the Company Preferred Shares formerly represented by such Company Preferred Certificate were so converted. The Holdings Common Shares and Holdings Preferred Shares issuable to holders of Company Common Shares and Company Preferred Shares, respectively, pursuant to this Article II are collectively referred to herein as the “Merger Consideration.”
     (c) Contribution of Holdings Common Shares Held by the Company and XO LLC. Each Holdings Common Share held by the Company and/or XO LLC shall be returned to Holdings as a contribution to capital and shall be canceled, extinguished and retired upon the surrender of each Company Common Certificate representing such Company Common Shares by the Surviving Entity to Holdings.
     (d) Equity Interests Held by Holdings. The Equity Interest held by Holdings immediately prior to the Effective Time shall be converted into 100 Common Membership Units.
     (e) Certificate Holders. Each holder of any Certificates shall cease to have any rights as a stockholder of the Company except as provided by this Article II or as provided by applicable law.
     SECTION 2.2. Successor Issuer. It is the intent of the parties hereto that Holdings be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended. At the Effective Time, Holdings shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements on Form S-8 and/or Form S-3.
     SECTION 2.3. Transfers; Stock Certificates. At the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Shares and Company Preferred Shares issued and outstanding immediately prior to the Effective Time and no further transfer of such Company Common Shares and Company Preferred Shares shall thereafter be made on such stock transfer books. Promptly after the Effective Time, Holdings shall notify the stockholders of the Company immediately prior to the Effective Time in writing, at the respective addresses thereof set forth in the books and records of the Company or its transfer agent, of the consummation of the Merger and shall instruct such stockholders to present to Holdings or its transfer agent each of their Certificates for exchange for certificates representing the Merger Consideration into which the Company Common Shares and Company Preferred Shares (as applicable) formerly represented by such Certificates were converted pursuant to Section 2.1. After the Effective Time, if Certificates are presented to the Surviving Entity (prior to the closing of the purchase and sale of the Equity Interests pursuant to the Purchase Agreement) or to Holdings, they shall be canceled and exchanged for certificates representing the Merger Consideration into which the Company Common Shares and Company Preferred Shares (as applicable) formerly represented by such Certificate were converted pursuant to Section 2.1.
     SECTION 2.4. Options and Benefit Plans; Reservation of Holdings Common Shares. Holdings shall assume and succeed to all of the rights and obligations of the Company under the Company’s 2002 Stock Incentive Plan (the “Plan”). The outstanding options (“Options”) and other awards assumed by Holdings at the Effective Time (pursuant to its assumption of the Plan) shall continue in full force and effect and shall be exercisable for Holdings Common Shares, in lieu of Company Common Shares, upon the same terms and conditions as under the Plan immediately prior to the Effective Time. On or prior to the Effective Time, Holdings shall reserve a sufficient number of Holdings Common Shares to provide for the issuance of Holdings Common Shares upon exercise of the Options under the Plan.
     SECTION 2.5. Warrants. At the Effective Time, Holdings shall assume and succeed to all of the rights and obligations of the Company under the Series A Warrant Agreement, the

Series B Warrant Agreement and the Series C Warrant Agreement, each between the Company and American Stock Transfer & Trust Company, as Warrant Agent, and each dated January 16, 2003 (collectively, the “Warrant Agreements”). All Series A Warrants, Series B Warrants and Series C Warrants (collectively, the “Warrants”) outstanding under the respective Warrant Agreement and assumed by Holdings at the Effective Time shall continue in full force and effect and shall be exercisable for Holdings Common Shares, in lieu of Company Common Shares, upon the same terms and conditions as set forth therein and in the Warrant Agreements. On or prior to the Effective Time, Holdings shall reserve a sufficient number of Holdings Common Shares to provide for the issuance of Holdings Common Shares upon exercise of the Warrants.
     SECTION 2.6. Credit Agreement. At the Effective Time, XO LLC shall (i) assume and succeed to all of the rights and obligations of the Company under the Amended and Restated Credit and Guaranty Agreement among the Company, certain of the Company’s subsidiaries, as Guarantors, various lenders who are parties thereto and Mizuho Corporate Bank, Ltd., as Administrative Agent, dated as of January 16, 2003 (as amended from time to time, the “Credit Agreement”) and the other Credit Documents (as defined in the Credit Agreement) and (ii) have taken all steps necessary (if any) to perfect and protect the security interests granted or purported to be granted by the Collateral Documents (as defined in the Credit Agreement) in the applicable Collateral (as defined in the Credit Agreement).
     SECTION 2.7. No Appraisal Rights. In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of Company Common Shares or Company Preferred Shares in connection with the Merger.
     SECTION 2.8. Tax Treatment. If the Merger is treated as a sale or other disposition within the meaning of Section 1001 of the Code, this Merger Agreement (together with the Assignment and Assumption Agreement) shall constitute a plan of reorganization for purposes of Sections 368 and 354 of the Code.
ARTICLE III.
CONDITIONS TO THE MERGER
     SECTION 3.1. Compliance with Section 251(g) of the DGCL. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 251(g) of the DGCL, including without limitation, the following:
     (a) At the Effective Time, except as otherwise permitted by Section 251(g) of the DGCL, the Certificate of Incorporation (including any Certificate of Designation) and By-Laws of Holdings shall contain provisions identical to the Certificate of Incorporation (including any Certificate of Designation) and By-Laws of the Company, as in effect immediately prior to the Effective Time.
     (b) At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the directors of Holdings until their successors are elected and qualified.

     (c) The board of directors of the Company shall have determined that the stockholders of the Company will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.
     (d) The LLC Agreement shall have been executed and delivered by each party thereto, shall be in full force and effect and shall include provisions to the effect and substantially in the form of the following:
     (i) Pursuant to Section 251(g)(7)(i)(A) of the DGCL, except for the election or removal of directors or managers, managing members, or other members of the governing body of XO LLC, any act or transaction by or involving XO LLC which would require the approval of the stockholders of XO LLC if XO LLC were a corporation subject to the DGCL or that would require member approval under the organizational documents of XO LLC shall be approved by the stockholders of Holdings (or any successor by merger) by the same vote as is required by the DGCL and/or such organizational documents;
     (ii) Pursuant to Section 251(g)(7)(i)(B) of the DGCL, any amendment of the organizational documents of XO LLC, which amendment would, if adopted by a corporation subject to the DGCL, be required to be included in the certificate of incorporation of such corporation, shall require, in addition, the approval of the stockholders of Holdings (or any successor by merger), by the same vote as is required by the DGCL and/or by the organizational documents of XO LLC; and
     (iii) Pursuant to Section 251(g)(7)(i)(C) of the DGCL, the business and affairs of XO LLC shall be managed by or under the direction of a board of directors, board of managers or other governing body consisting of individuals who are subject to the same fiduciary duties applicable to, and who are liable for breach of such duties to the same extent as, directors of a corporation subject to the DCGL.
     SECTION 3.2. Other Conditions. The respective obligations of the parties to this Merger Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction or waiver by the parties at or prior to the Effective Time of the following conditions:
     (a) Holdings shall have taken all actions necessary to cause the Holdings Common Shares to be issued pursuant to the Merger to meet all requirements necessary to cause the Holdings Common Shares to be quoted on the Over the Counter Bulletin Board of The Nasdaq Stock Market, Inc.
     (b) No statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulagated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.
     (c) All third party consents and approvals required, or deemed by the board of directors of the Company to be advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company is a party or by which the Company or any property of the Company may be bound, in connection with the Merger and the transactions contemplated hereby, shall have been obtained by the Company.
     (d) The Company and Holdings shall have taken or caused to have been taken all actions necessary or desirable in order for Holdings to assume and perform the obligations of the Company under the Plan, the Warrant Agreements and the Credit Agreement, all to the extent deemed appropriate by Holdings and the Company and to the extent permitted by applicable law.
     (e) Holdings shall have procured insurance, or Holdings and the Company shall have taken the actions necessary in respect of the insurance policies of the Company, such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Effective Time.
     (f) The Assignment and Assumption Agreement shall have been executed and delivered by the parties thereto and such Assignment and Assumption Agreement shall be in full force and effect.
ARTICLE IV.
TERMINATION AND AMENDMENT
     SECTION 4.1. Termination. This Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the board of directors of the Company or the managing board of XO LLC if such board of directors or managing board should determine for any reason that the completion of the transactions provided for herein would be inadvisable or not in the best interests of such Constituent Entity or its stockholders or members, as applicable. In the event of such termination and abandonment, this Merger Agreement shall become void and of no further force or effect and neither the Company nor XO LLC nor their respective stockholders, directors, managers, members or officers shall have any liability with respect to such termination and abandonment or otherwise with respect to this Merger Agreement and the transactions contemplated hereby.
     SECTION 4.2. Amendment. At any time prior to the Effective Time, this Merger Agreement may, to the extent permitted by the DGCL and the DLLCA, be supplemented, amended or modified by the mutual consent, of the Constituent Entities, which consent shall have been approved by the board of directors or managing board (as applicable) of such Constituent Entity.
ARTICLE V.
MISCELLANEOUS PROVISIONS
     SECTION 5.1. Governing Law. This Merger Agreement and the transactions contemplated hereby shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to the conflicts of law principles of such State.

     SECTION 5.2. Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement, and this Merger Agreement shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to the other parties.
     SECTION 5.3. Severability. If any term or provision of this Merger Agreement is determined by a court or other governmental authority of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Merger Agreement shall remain in full force and effect to the fullest extent permitted by applicable law.
     SECTION 5.4. Entire Agreement. This Merger Agreement, including the Exhibits attached hereto and any other agreement entered into in connection herewith, and the Purchase Agreement contain the entire agreement and understanding of the parties hereto, and supercede all prior agreements and undertakings, both oral and written, among such parties, with respect to the subject matter hereof.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.

XO COMMUNICATIONS, INC.

By:	/s/ Carl J. Grivner

	Name:	Carl J. Grivner
	Title:	President and Chief Executive Officer

XO HOLDINGS, INC.

By:	/s/ William Garrahan

	Name:	William Garrahan
	Title:	Acting Chief Financial Officer and
Senior Vice President

XO COMMUNICATIONS, LLC

By:	XO Holdings, Inc.
its sole member

By:	/s/ William Garrahan

	Name:	William Garrahan
	Title:	Acting Chief Financial Officer and
Senior Vice President

CERTIFICATE OF THE SECRETARY
OF
XO COMMUNICATIONS, INC.
The undersigned Secretary of XO Communications, Inc., a Delaware corporation (the “Corporation”), hereby certifies, in her capacity as an officer of the Company and not in her individual capacity, that the Agreement and Plan of Merger (the “Merger Agreement”) to which this certificate is attached has been adopted pursuant to Section 251(g) of the Delaware General Corporation Law and that the conditions specified in the first sentence of such Section 251(g) have been satisfied.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 28th day of February, 2006 in her capacity as an officer of the Company and not in her individual capacity.

/s/ Simone Wu
Name: Simone Wu
Title: Secretary